EXHIBIT 10.27

ASSIGNMENT AND ASSUMPTION OF PURCHASE AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, STEADFAST ASSET HOLDINGS, INC., a California corporation (“Assignor”), hereby assigns to SIR CARRINGTON CHAMPION, LLC, a Delaware limited liability company (“Assignee”), that portion of Assignor’s rights and obligations under and in regard to that certain Real Estate Purchase and Sale Agreement dated August 23, 2012 (as may have been or may hereafter be amended, the “Purchase Agreement”), by and among TEL-LA Villas Kingwood, LLC, TEL-LA Champion Forest, LLC, TEL-LA Carrington Huffmeister, LLC, TEL-LA Villas Huffmeister, LLC, TEL-LA Riata Ranch, LLC and TEL-LA Carrington Place Apartments, LLC, each a Delaware limited liability company, and Assignor for the purchase and sale of that certain portfolio of real properties located in the Houston, Texas area (“Portfolio”).

Pursuant to Article 10 of the Purchase Agreement, Assignee hereby agrees to and shall assume, perform and be fully responsible for the performance of all of the obligations of Assignor under the Purchase Agreement only as and to the extent relating solely to that portion of the Portfolio commonly known as Carrington at Champion Forest, as more particularly described in Schedule 1 attached hereto (the “Assigned Property”). Assignor’s assumption of the obligations under the Purchase Agreement relating to the Assigned Property will be completely several (and not joint) from all obligations under the Purchase Agreement relating to any other property in the Portfolio, and Assignee shall have no liability or obligation of any nature under the Purchase Agreement with respect to any property in the Portfolio other than the Assigned Property, or otherwise under the Purchase Agreement. Nothing contained herein, however, shall release Assignor from the obligations of Assignor or Assignee to perform in accordance with the terms of the Purchase Agreement. Assignor and Assignee shall be jointly and severally liable for all of the representations, warranties, indemnities, waivers, releases and other obligations and undertakings set forth the Purchase Agreement only as and to the extent relating to the Assigned Property.

All of the provisions, covenants and agreements contained in this Assignment shall extend to and be binding upon the respective legal representatives, successors and assigns of Assignor and Assignee. This Assignment represents the entire agreement between Assignor and Assignee with respect to the subject matter of the Assignment, and all prior or contemporaneous agreements regarding such matters are hereby rendered null and void and of no force and effect.

(SIGNATURES APPEAR ON FOLLOWING PAGE)

WITNESS THE EXECUTION HEREOF, as of this 1st day of November, 2013.

ASSIGNOR:

STEADFAST ASSET HOLDINGS, INC.,
a California corporation

By:	/s/ Ana Marie del Rio
Ana Marie del Rio, Vice President

ASSIGNEE:

SIR CARRINGTON CHAMPION, LLC, a Delaware limited liability company
Delaware limited liability company

By: Steadfast Income Advisor, LLC, a
Delaware limited liability company, its Manager

By:	/s/ Kevin J. Keating
Kevin J. Keating, Chief Accounting Officer

SCHEDULE 1

ASSIGNED PROPERTY

A 19.1401 acre tract of land out of the George W. Childress Survey, A-217 and the Lorenzo De Zavalla Survey, A-950, Harris County, Texas, being the Cutten Road Apartments Subdivision as recorded under F.C. 629191 of the Harris County Map Records.

3